Exhibit 10.2

EDISON INTERNATIONAL
2013 Long-Term Incentives
Terms and Conditions

1.	LONG-TERM INCENTIVES

The long-term incentive awards granted in 2013 (“LTI”) for eligible persons (each, a “Holder”) employed by Edison International (“EIX”) or its participating affiliates (the “Companies”, or individually, the “Company”) include the following:

•	Nonqualified stock options to purchase shares of EIX Common Stock (“EIX Options”) as described in Section 3;

•	Contingent EIX performance units (“Performance Shares”) as described in Section 4; and

•	Restricted EIX stock units (“Restricted Stock Units”) as described in Section 5.

Each of the LTI awards will be granted under the 2007 Performance Incentive Plan (the “Plan”) and will be subject to adjustment as provided in Section 7.1 of the Plan.
The LTI shall be subject to these 2013 Long-Term Incentives Terms and Conditions (these “Terms”). The LTI shall be administered by the Compensation and Executive Personnel Committee of the EIX Board of Directors (the “Committee”). The Committee shall have the administrative powers with respect to the LTI set forth in Section 3.2 of the Plan.
In the event EIX grants LTI to a Holder, the number of EIX Options, Performance Shares and Restricted Stock Units granted to the Holder will be set forth in a written award certificate delivered by EIX to the Holder.

2.	VESTING OF LTI

Subject to Sections 8 and 9 the following vesting and payment rules shall apply to the LTI:

2.1
EIX Options. The EIX Options will vest over a four-year period as described in this Section 2 (the “Vesting Period”). The effective “initial vesting date” will be January 2, 2014, or six months after the date of the grant, whichever date is later. The EIX Options will vest as follows:

•	On the initial vesting date, one-fourth of the award will vest.

•	On January 2, 2015, an additional one-fourth of the award will vest.

•	On January 2, 2016, an additional one-fourth of the award will vest.

•	On January 2, 2017, the balance of the award will vest.

2.2
Performance Shares. The Performance Shares will vest and become payable to the extent earned as determined at the end of the three-calendar-year period commencing on January 1, 2013, and ending December 31, 2015 (the “Performance Period”), subject to the provisions of Section 4.

2.3    Restricted Stock Units. The Restricted Stock Units will vest and become payable on January 2, 2016.

2.4
Continuance of Employment/Service Required. The vesting schedule requires continued employment or service through each applicable vesting date as a condition for the vesting of the applicable installment of the LTI and the rights and benefits thereunder. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Holder to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services except as provided in Sections 8 and 9 below.

3.    EIX OPTIONS

3.1
Exercise Price. The exercise price of an EIX Option stated in the award certificate is the closing price (in regular trading) of a share of EIX Common Stock on the New York Stock Exchange for the effective date of the grant.

3.2
Cumulative Exercisability; Term of Option. The vested portions of the EIX Options will accumulate to the extent not exercised, and be exercisable by the Holder subject to the provisions of this Section 3 and Sections 8 and 9, in whole or in part, in any subsequent period but not later than January 3, 2023.

3.3
Method of Exercise. The Holder may exercise an EIX Option by providing written notice to EIX on the form prescribed by the Committee for this purpose, or completion of such other EIX Option exercise procedures as EIX may prescribe, accompanied by full payment of the applicable exercise price. Payment must be in cash or its equivalent acceptable to EIX. At the discretion of the Holder, EIX Common Stock valued on the exercise date at a per-share price equal to the closing price of EIX Common Stock on the New York Stock Exchange may be used to pay the exercise price, provided the Company can comply with any legal requirements. A broker-assisted “cashless” exercise may be accommodated for EIX Options at the discretion of EIX. Until payment is accepted, the Holder will have no rights in the optioned stock. The provisions of Section 10 must be satisfied as a condition precedent to the effectiveness of any purported exercise.

3.4
Automatic Exercise. Except as may otherwise be determined by the Committee in advance of the applicable exercise date and subject to the conditions below, the Holder's then-outstanding vested EIX Options shall automatically be exercised by EIX on behalf of the Holder on the last day of the term of such options (including any shortened term as a result of a termination of employment or in connection with a Change in Control of EIX as provided in Articles 8 and 9), to the extent such options are not otherwise exercised on or before that date. In connection with any automatic exercise of outstanding vested EIX Options, EIX shall satisfy the exercise price of the EIX Options and the minimum applicable withholding obligation by withholding that number of EIX shares of Common Stock otherwise issuable pursuant to the options having a value (based on the closing price of EIX Common Stock on the New York Stock Exchange on the exercise date, or if no sales of EIX Common Stock were reported on the New York Stock Exchange on that date, the closing price of EIX Common Stock on the New York Stock Exchange on the next preceding day on which sales of EIX Common Stock were reported) equal to the exercise price of the EIX Options and the minimum applicable withholding obligation. Outstanding vested EIX Options shall only be automatically exercised by EIX on behalf of the Holder if (i) the EIX Options have an exercise price that is lower than the price of a share of EIX Common Stock on the New York Stock Exchange at the time of exercise so that the options are “in-the-money,” and (ii) the exercise by EIX complies with all legal requirements applicable to EIX.

4.	PERFORMANCE SHARES

4.1
Performance Shares. Performance Shares are EIX Common Stock-based units subject to a performance vesting requirement. A target number of contingent Performance Shares will be awarded on the initial grant date. Fifty percent (50%) of the grant date value (based on EIX's valuation methodology for the award) of the contingent Performance Shares will be a target number of contingent Performance Shares subject to a performance measure based on the percentile ranking of EIX total shareholder return (“TSR”) among the TSRs for the stocks comprising the Comparison Group (as defined below) over the entire Performance Period (these contingent Performance Shares are referred to as the “TSR Performance Shares”). The other fifty percent (50%) of the grant date value (based on EIX's valuation methodology for the award) of the contingent Performance Shares will be a target number of contingent Performance Shares subject to a performance measure based on EIX's average core earnings per share (“EPS”) over the entire Performance Period (these contingent Performance Shares are referred to as the “EPS Performance Shares”). The TSR Performance Shares and EPS Performance Shares will be increased by any additional Performance Shares created by “reinvestment” of dividend equivalents as provided in Section 4.5.

4.2
TSR Performance Shares. The actual amount of TSR Performance Shares to be paid will depend on EIX's TSR percentile ranking on the Performance Measurement Date (as defined herein). If EIX's TSR is below the 25th percentile, no TSR Performance Shares will be paid. Twenty-five percent (25%) of the target number of TSR Performance Shares will be paid if EIX's TSR percentile ranking is at the 25th percentile. The target number of TSR Performance Shares will be paid if EIX's TSR rank is at the 50th percentile. Two times the target number of TSR Performance Shares will be paid if EIX's TSR percentile ranking is at the 75th percentile or higher. The payment multiple is interpolated for performance between the points indicated in the preceding three sentences on a straight-line basis with discrete intervals at every 5th percentile.

TSR is calculated using (i) the average of the closing stock prices for the relevant stocks for the 20-trading-day period ending with the last day on which the New York Stock Exchange is open for trading preceding the first day of the Performance Period, and (ii) the average of the closing stock prices for the relevant stocks for the 20-trading-day period ending with the measurement date. The “Comparison Group” consists of the stocks comprising the Philadelphia Utility Index as the index is constituted on the Performance Measurement Date. If the Comparison Group consists of fewer than 20 stocks on the Performance Measurement Date, the stock with the median TSR for the entire Performance Period (or, if there are an even number of stocks in the Comparison Group before giving effect to this sentence, a stock deemed to have a TSR equal to the average TSR of the two stocks in the Comparison Group that fall in the middle of such group when ranked based on TSR for the entire Performance Period) shall be added back to the Comparison Group a sufficient number of times to bring the stocks comprising the Comparison Group to 20. (For purposes of clarity, if there are only 17 stocks in the Comparison Group before giving effect to the preceding sentence, the stock with the median TSR for the entire Performance Period will be added back to the Comparison Group a total of three times to bring the stocks comprising the Comparison Group to 20.) Dividends with ex-dividend dates falling inside the Performance Period will be included in the TSR calculations using the assumption that reinvestment occurs on the ex-dividend date.
The Performance Measurement Date for the TSR Performance Shares will be the last day of the Performance Period on which the New York Stock Exchange is open for trading. As of that date, the applicable payment multiple will be determined as provided above in this Section 4.2 based on the EIX TSR percentile ranking achieved during the Performance Period. No payment will be made with respect to the TSR Performance Shares unless and until the Committee has certified, by resolution or other appropriate action in writing, that the applicable EIX TSR percentile ranking has been accurately determined. The Committee shall not have discretion to pay TSR Performance Shares if the minimum EIX TSR ranking is not achieved or to pay TSR Performance Shares in excess of the amount provided above in this Section 4.2 for the applicable EIX TSR ranking.

4.3
EPS Performance Shares. The Committee shall establish an EIX EPS target for each of calendar 2013, 2014 and 2015, which are the three calendar years comprising the Performance Period. The Committee shall establish the EIX EPS target for each calendar year no later than during the first 90 days of the applicable calendar year, and while performance relating to the EIX EPS target remains substantially uncertain.

The actual amount of EPS Performance Shares to be paid will depend on EIX's actual EPS performance achieved as a percentage of the EIX EPS target established for the calendar year. If EIX's actual EPS for any calendar year is less than eighty percent (80%) of the EIX EPS target amount for the year, the EPS performance multiple for the calendar year will be zero (0). If EIX's actual EPS for any calendar year is equal to eighty percent (80%) of the EIX EPS target amount for the year, the EPS performance multiple for the calendar year will be 0.25x. If EIX's actual EPS for any calendar year is equal to one hundred percent (100%) of the EIX EPS target amount for the year, the EPS performance multiple for the calendar year will be 1.0x. If EIX's actual EPS for any calendar year is equal to or greater than one hundred twenty percent (120%) of the EIX EPS target amount for the year, the EPS performance multiple for the calendar year will be 2.0x. Each year's EPS performance multiple is interpolated for performance between the points indicated in the preceding three sentences on a straight-line basis with discrete intervals at every 4th percentage point, however, the performance multiple will be equal to the lowest multiple within each interval.
Following the end of the Performance Period, the EPS performance multiples achieved for each of calendar 2013, 2014 and 2015 will be averaged (determined by including zero (0) for any year in which the EPS achieved was less than eighty percent (80%) of the applicable target for that year), and the resulting average EPS performance multiple achieved for the Performance Period is referred to as the “Performance Period EPS Multiple.” The actual amount of EPS Performance Shares to be paid will be determined by multiplying the Performance Period EPS Multiple times the target number of EPS Performance Shares.
EPS is defined as “Core” earnings per share, a non-GAAP financial measure derived from basic GAAP earnings per share by excluding income or loss from discontinued operations and income or loss from significant discrete items that are not representative of ongoing earnings.
For purposes of Section 162(m) of the Code, each of calendar years 2013, 2014 and 2015 shall be treated as a separate performance period and the EIX EPS target established for each such year shall be treated as a separate performance goal. If EIX's actual EPS for any calendar year is equal to eighty percent (80%) or more of the EIX EPS target amount for the year (the “EPS Performance Threshold”), then the maximum total EPS Performance Share payment (including any additional EPS Performance Shares created by “reinvestment” of dividend equivalents as provided in Section 4.5) may not exceed the lesser of (1) two hundred and fifty percent (250%) times the target number of EPS Performance Shares or (2) the maximum share limit specified in Section 5.2.3 of the Plan (such maximum payment, the “EPS Maximum Payment”), and the actual payment amount determined as set forth above is a reduction of the payment below the EPS Maximum Payment. No payment will be made with respect to the EPS Performance Shares unless and until the Committee has certified, by resolution or other appropriate action in writing, that the EPS Performance Threshold has been achieved. The Committee shall not have discretion to pay EPS Performance Shares if the EPS Performance Threshold is not achieved or to pay EPS Performance Shares in excess of the EPS Maximum Payment.

4.4
Payment of Performance Shares. Fifty percent of the total number of Performance Shares that are earned pursuant to Sections 4.2, 4.3, and 4.5 (rounded up to the nearest whole share) will be paid on a one-for-one basis in EIX Common Stock under the Plan. The remainder of the Performance Shares earned (including any fractional share) will be paid in cash. The value of each whole Performance Share paid in cash will be equal to the closing price per share of EIX Common Stock on the New York Stock Exchange for the measurement date. Any fractional Performance Share will be paid in cash based on the closing price per share of EIX Common Stock on the New York Stock Exchange for the measurement date. The cash and stock payable for the earned Performance Shares will be delivered as soon as practicable for EIX following the Committee's certification in Section 4.2 and Section 4.3 above, as applicable, and in all events no later than March 15, 2016. The Performance Shares are subject to termination and other conditions specified in Sections 8 and 9, and to the provisions of Section 10.

4.5
Dividend Equivalent Reinvestment. For each dividend on EIX Common Stock for which the ex-dividend date falls within the Performance Period and after the date of grant of the Performance Shares, the Holder of the Performance Shares will be credited with an additional number of target Performance Shares. The additional number of shares added on each ex-dividend date will be equal to (i) the per-share cash dividend paid by EIX on its Common Stock with respect to the related ex-dividend date, multiplied by (ii) the Holder's number of target Performance Shares (including any additional target Performance Shares previously credited under this Section 4.5), divided by (iii) the closing price of a share of EIX Common Stock on the related ex-dividend date, with the result rounded to six decimal places. Any target Performance Shares added pursuant to the foregoing provisions of this Section 4.5 will be subject to the same vesting, payment, termination and other terms, conditions and restrictions as the original target Performance Shares to which they relate (including, as applicable, application of the TSR payment multiple as contemplated by Section 4.2 or the EPS performance payment multiple as contemplated by Section 4.3). No target Performance Shares will be added pursuant to this Section 4.5 with respect to any target Performance Shares which, as of the related ex-dividend date, have either become payable pursuant to Section 4.4 or terminated pursuant to Section 8.

5.	RESTRICTED STOCK UNITS

5.1
Restricted Stock Units. Restricted Stock Units are EIX Common Stock-based units that vest based on the passage of time. As soon as practicable for EIX following January 2, 2016 (and in all events within 90 days after such date), EIX will pay Restricted Stock Units that have vested, except that if the Restricted Stock Units vest pursuant to Section 8.2, 8.3, 8.4, 8.5 or 9, the Restricted Stock Units will become payable as provided in the applicable section below and as follows. Whole Restricted Stock Units that have vested will be paid on a one-for-one basis in EIX Common Stock under the Plan. Any fractional Restricted Stock Unit will be paid in cash based on the closing price per share of EIX Common Stock on the New York Stock Exchange for January 2, 2016 (or, if earlier, the date of the Holder's death, disability or other termination of employment, to the extent such event results in the Restricted Stock Units being paid pursuant to Section 8 prior to January 2, 2016, provided that if the payment is delayed pursuant to Section 14.7, then the first to occur of the date that is six (6) months after the Holder's Separation From Service or the date of the Holder's death). The preceding two sentences regarding settling whole Restricted Stock Units in stock and fractional Restricted Stock Units in cash also apply to any previously-granted and currently outstanding Restricted Stock Units, and such provisions control as to any inconsistency with the Terms and Conditions applicable to such previously-granted Restricted Stock Units regarding such subject matter. The Restricted Stock Units are subject to termination and other conditions specified in Sections 8 and 9, and to the provisions of Section 10.

5.2
Dividend Equivalent Reinvestment. For each dividend declared on EIX Common Stock with an ex-dividend date on or after the date an award of Restricted Stock Units is granted and before all of such Restricted Stock Units either have become payable pursuant to Section 5.1 or have terminated pursuant to Section 8 or 9, the Holder of such award will be credited with an additional number of Restricted Stock Units equal to (i) the per-share cash dividend paid by EIX on its Common Stock with respect to the related ex-dividend date, multiplied by (ii) the total number of outstanding and unpaid Restricted Stock Units (including any Restricted Stock Units previously credited under this Section 5.2) subject to such award as of such ex-dividend date, divided by (iii) the closing price of a share of EIX Common Stock on the related ex-dividend date, with the result rounded to six decimal places. For purposes of clarity, if payment of Restricted Stock Units is delayed pursuant to Section 14.7, the crediting of such dividend equivalents shall continue during the period of delay required by Section 14.7 and ending on the date that is six (6) months after the Holder's Separation From Service (or, if earlier, the date of the Holder's death). Any additional Restricted Stock Units credited pursuant to the foregoing provisions of this Section 5.2 will be subject to the same vesting, payment, termination and other terms, conditions and restrictions as the original Restricted Stock Units to which they relate; provided, however, that the Committee shall retain discretion to pay any Restricted Stock Units in cash rather than shares of EIX Common Stock if and to the extent that payment in shares would exceed the applicable share limits of the Plan. No crediting of Restricted Stock Units will be made pursuant to this Section 5.2 with respect to any Restricted Stock Units which, as of the related ex-dividend date, have either been paid pursuant to Section 5.1 or terminated pursuant to Section 8 or 9.

6.	DELAYED PAYMENT OR DELIVERY OF LTI GAINS

Notwithstanding any other provision herein, Holders who are eligible to defer salary under the EIX 2008 Executive Deferred Compensation Plan (the “EDCP”) may irrevocably elect to defer receipt of all or a part of the cash payable in respect of the portion of earned Performance Shares that are payable in cash pursuant to the terms of the EDCP. To make such an election, the Holder must submit a signed agreement in the form approved by, and in advance of the applicable deadline established by, the Committee. In the event of any timely deferral election, the LTI with respect to which the deferral election was made shall be paid in accordance with the terms of the EDCP.

7.	TRANSFER AND BENEFICIARY

7.1
Limitations on Transfers. Except as provided below and in Section 10, the LTI will not be transferable by the Holder and, during the lifetime of the Holder, the LTI will be exercisable only by him or her. The Holder may designate a beneficiary who, upon the death of the Holder, will be entitled to exercise the then vested portion of the LTI during the remaining term subject to the provisions of the Plan and these Terms.

7.2
Exceptions. Notwithstanding the foregoing, the LTI of the Chief Executive Officers and Presidents of EIX and Southern California Edison Company, and of the Executive Vice Presidents of EIX, are transferable to a spouse, children or grandchildren, or trusts or other vehicles established exclusively for their benefit. Any transfer request must specifically be authorized by EIX in writing and shall be subject to any conditions, restrictions or requirements as the Committee may determine. Restricted Stock Units may not, however, be transferred to the extent the transfer would violate (and result in any tax, penalty or interest under) Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

8.	TERMINATION OF EMPLOYMENT

8.1
General. In the event of termination of the employment of the Holder for any reason other than those specified in Sections 8.2, 8.3, 8.4 or 9, the LTI will terminate as follows: (i) the Holder's unvested EIX Options will terminate for no value as of the date such employment terminates, (ii) the Holder's vested EIX Options will terminate for no value 180 days from the date on which such employment terminated (or, if earlier, on the last day of the applicable EIX Option term) to the extent not theretofore exercised, (iii) the Holder's unearned Performance Shares will terminate for no value as of the date such employment terminates, and (iv) the Holder's unvested Restricted Stock Units will terminate for no value as of the date such employment terminates. Any fractional vested EIX Options will be rounded up to the next whole share.

8.2
Retirement. If the Holder terminates employment on or after the first day of the month in which he or she (i) attains age 65 or (ii) attains age 61 with five “years of service,” as that term is defined in the Edison 401(k) Savings Plan (a “Retirement”), then the vesting and exercise or payment provisions of this Section 8.2 will apply.

(A)
EIX Options. The EIX Options will remain outstanding and eligible to vest; provided, however, that in the event the Holder's Retirement occurs within calendar 2013, the portion of the option that remains outstanding and eligible to vest following the Holder's Retirement will be prorated by multiplying the total number of shares subject to the option by a fraction (not greater than 1), the numerator of which shall be the number of whole months in calendar 2013 that the Holder was employed by one or more of the Companies, and the denominator of which shall be twelve (12). In no event shall the Holder be credited with services performed during any portion of a calendar month (even if a substantial portion) if the Holder is not employed by one or more of the Companies as of the last day of such calendar month. The portion of the option not eligible to vest following the Holder's Retirement after giving effect to the proration described in the preceding two sentences shall terminate as of the Holder's Retirement, and the Holder shall have no further rights with respect to such terminated portion. Any fractional EIX Options eligible to vest under this Section 8.2 will be rounded up to the next whole number. EIX Options that remain outstanding and eligible to vest following Retirement will vest and become exercisable on the schedule under which they would have been vested had the Holder not retired (one-fourth of the option grant on the effective initial vesting date (January 2, 2014 or six months after the date of grant, whichever is later) and an additional one-fourth on January 2, 2015, 2016 and 2017), except that if the Holder dies, the then-outstanding portion of the option will immediately vest and become exercisable as of the date of the Holder's death. In the event prorated vesting is required in connection with the Holder's Retirement, the portion of the option that remains outstanding and eligible to vest will vest and become exercisable first on the effective initial vesting date (up to the maximum number of shares that would have vested and become exercisable on that date had no termination of employment occurred) and so on until the portion of the option that remains outstanding and eligible to vest becomes vested and exercisable, except that if the Holder dies, the then-outstanding portion of the option will immediately vest and become exercisable as of the date of the Holder's death. Once exercisable, EIX Options will remain exercisable as provided in Section 3 for the remainder of the original EIX Option term.

(B)
Performance Shares. The Performance Shares will vest and become payable at the end of the Performance Period to the extent they would have vested and become payable if the Holder's employment had continued through the last day of the Performance Period; provided, however, that if the Holder's Retirement occurs within calendar 2013, the number of each of the TSR Performance Shares and EPS Performance Shares that remain outstanding and eligible to vest following the Holder's Retirement will be prorated by multiplying the number of TSR Performance Shares or EPS Performance Shares, respectively, subject to the award by a fraction (not greater than 1), the numerator of which shall be the number of whole months in calendar 2013 that the Holder was employed by one or more of the Companies, and the denominator of which shall be twelve (12), with the result rounded up to the nearest whole share. For this purpose, the number of “whole months” shall be calculated as provided in Section 8.2(A) above. Performance Shares will be payable to the Holder on the payment date specified in Section 4.4 to the extent, as applicable, of the EIX TSR ranking achieved as specified in Section 4.2 or the Performance Period EPS Multiple achieved as specified in Section 4.3. Any unvested Performance Shares (after application of the foregoing vesting provisions) will terminate for no value.

(C)
Restricted Stock Units. The Restricted Stock Units will remain outstanding and eligible to vest following the Holder's Retirement and will vest and be payable on or as soon as practicable for EIX following January 2, 2016 (and in all events within 90 days after such date); provided, however, that in the event the Holder's termination of employment occurs within calendar 2013, the number of Restricted Stock Units that remain outstanding and eligible to vest following the Holder's Retirement will be prorated by multiplying the total number of Restricted Stock Units subject to the award by a fraction (not greater than 1), the numerator of which shall be the number of whole months in calendar 2013 that the Holder was employed by one or more of the Companies, and the denominator of which shall be twelve (12), with the result rounded up to the nearest whole share. For this purpose, the number of “whole months” shall be calculated as provided in Section 8.2(A) above. Any Restricted Stock Units not eligible to vest following the Holder's Retirement (after application of the foregoing vesting provisions) will terminate for no value. Notwithstanding the foregoing provisions, if the Holder dies after Retirement and prior to the date the then outstanding Restricted Stock Units are paid, the then outstanding Restricted Stock Units will vest and be paid as soon as practicable for EIX (and in all events within 90 days) following the date of the Holder's death.

8.3
Death or Disability. If, prior to the Holder's termination of employment with a Company, the Holder dies or incurs a “disability” (as such term is defined for purposes of Section 409A of the Code), the provisions of this Section 8.3 will apply.

(A)
EIX Options. Any unvested EIX Options will immediately vest. The EIX Options will be exercisable immediately as of the date of such termination and will remain exercisable as provided in Section 3 for the remainder of the original EIX Option term.

(B)
Performance Shares. The Performance Shares will vest and become payable at the end of the Performance Period as provided in Section 4.4 to the extent they would have vested and become payable if the Holder's employment had continued through the last day of the Performance Period.

(C)
Restricted Stock Units. Any unvested Restricted Stock Units will immediately vest and become payable as soon as practicable for EIX (and in all events within 90 days) after the date of the Holder's death or disability, as applicable.

8.4
Involuntary Termination Not for Cause. Except as may otherwise be provided in Section 9, upon involuntary termination of the Holder's employment by his or her employer not for cause (and other than due to the Holder's death or disability), the provisions of this Section 8.4 shall apply.

(A)
EIX Options. Unvested EIX Options will vest to the extent necessary to cause the aggregate number of shares subject to vested EIX Options (including any shares acquired pursuant to previously exercised EIX Options) to equal the number of shares granted multiplied by a fraction (not greater than 1), the numerator of which is the number of whole months in the period from January 1 of the year of grant of the award through the one-year anniversary of the Holder's last day of employment prior to termination of the Holder's employment, and the denominator of which is forty-eight (48). For purposes of determining such fraction, no fractional month shall be taken into account. The Holder will have one year following the date of termination in which to exercise the EIX Options, or until the end of the EIX Option term, whichever occurs earlier. The Holder's vested options will terminate for no value at the end of such period to the extent not theretofore exercised. The portion of the option not eligible to vest following the termination of the Holder's employment after giving effect to the proration described in this Section 8.4(A) shall terminate as of the termination of the Holder's employment, and the Holder shall have no further rights with respect to such terminated portion. Any fractional EIX Options vested under this Section 8.4(A) will be rounded up to the next whole number.

Notwithstanding anything to the contrary in the preceding paragraph, if the Holder qualifies for Retirement (as defined in Section 8.2) at the time of the termination of the Holder's employment, or if the Holder would have satisfied the requirements for Retirement if an extra year of service and age were applied, EIX Options will (i) vest (without any proration) and become exercisable on the schedule specified in Section 8.2 and (ii) remain exercisable for the remainder of the original EIX Option term.

(B)
Performance Shares. The Performance Shares will vest and become payable at the end of the Performance Period to the extent they would have vested and become payable if the Holder's employment had continued through the last day of the Performance Period; provided, however, that the number of each of the TSR Performance Shares and EPS Performance Shares that remain outstanding and eligible to vest following termination of the Holder's employment will be prorated by multiplying the number of TSR Performance Shares or EPS Performance Shares, respectively, subject to the award by a fraction (not greater than 1), the numerator of which shall be the number of whole months the Holder was employed by one or more of the Companies from January 1, 2013 through the one-year anniversary of the Holder's last day of employment prior to termination of the Holder's employment, and the denominator of which is thirty-six (36). For purposes of determining such fraction, no fractional month shall be taken into account. Such vested Performance Shares will be payable to the Holder as provided in Section 4.4 to the extent, as applicable, of the EIX TSR ranking achieved as provided in Section 4.2 or the Performance Period EPS Multiple achieved as specified in Section 4.3. Any unvested Performance Shares (after application of the foregoing vesting provisions) will terminate for no value as of the date of the Holder's termination of employment.

Notwithstanding anything to the contrary in the preceding paragraph, if the Holder qualifies for Retirement (as defined in Section 8.2) at the time of the termination of the Holder's employment, or if the Holder would have satisfied the requirements for Retirement if an extra year of service and age were applied, the Performance Shares will vest (without proration) and become payable at the end of the Performance Period as provided in Section 4.4 to the extent they would have vested and become payable if the Holder's employment had continued through the last day of the Performance Perio

(C)
Restricted Stock Units. The Restricted Stock Units will vest to the extent necessary to cause the aggregate number of vested Restricted Stock Units to equal the number of Restricted Stock Units subject to the award multiplied by a fraction (not greater than 1), the numerator of which is the number of whole months in the period from January 1 of the year of grant of the award through the one-year anniversary of the Holder's last day of employment prior to termination of the Holder's employment, and the denominator of which is thirty-six (36). For purposes of determining such fraction, no fractional month shall be taken into account. Any unvested Restricted Stock Units (after application of the foregoing vesting provisions) will terminate for no value as of the date of the Holder's termination of employment. Vested Restricted Stock Units will be paid as soon as practicable for EIX (and in all events within 90 days) following the date of the Holder's Separation from Service, if the Separation from Service occurs prior to any other applicable payment event otherwise provided for in these Terms. If such period for payment spans two calendar years, and if Section 8.4(D) applies and the period for delivery of the Holder's release of claims and any applicable revocation period also spans those two calendar years, the applicable payment will be made (subject to the satisfaction of Section 8.4(D)) within the prescribed period of time but in the second of those two calendar years. For purposes of the LTI, a “Separation from Service” means the Holder's “separation from service” with the Company as that term is used for purposes of Section 409A of the Code.

Notwithstanding anything to the contrary in the preceding paragraph, if the Holder qualifies for Retirement (as defined in Section 8.2) at the time of the termination of the Holder's employment, the Restricted Stock Units will vest (without any proration) and become payable at the same time provided for in Section 8.2(C). In addition, and notwithstanding anything to the contrary in the preceding paragraph, if the Holder would have satisfied the requirements for Retirement at the time of the termination of the Holder's employment if an extra year of service and age were applied, the Restricted Stock Units will vest (without any proration) and become payable as soon as practicable for EIX (and in all events within 90 days) following the date of the Holder's Separation from Service, if the Separation from Service occurs prior to any other applicable payment event otherwise provided for in these Terms.

(D)
Conditions of Benefits. Notwithstanding the foregoing provisions, if at the time of the Holder's involuntary termination the Holder is covered by a severance plan of EIX or any of its affiliates, the Holder shall be entitled to the accelerated vesting provided in this Section 8.4 only if the Holder satisfies the applicable conditions for receiving severance benefits under that plan (including, without limitation, any requirement to execute and deliver a release of claims) in connection with such involuntary termination. In the event that such conditions are not satisfied, the provisions of Section 8.1 above shall apply, and the Holder shall not be entitled to any accelerated vesting under this Section 8.4.

(E)
Amendment of Previously-Granted LTI. The Terms and Conditions applicable to certain long-term incentive awards previously granted by EIX (“Prior LTI”) provide that, in the event of a severance as referred to above in this Section 8.4, any applicable vesting fraction will be determined based on the number of weekdays in the applicable period of time (including any applicable additional service credit) over the number of weekdays in the applicable scheduled vesting or performance period. The Terms and Conditions applicable to the Prior LTI, to the extent the Prior LTI remain outstanding, are amended so that, in the event of a severance as referred to above in this Section 8.4 and as to which a vesting fraction is relevant under the Terms and Conditions applicable to the Prior LTI, the vesting fraction will be determined based on the number of whole months in the applicable period of time (including any applicable additional service credit) over the number of whole months in the applicable scheduled vesting or performance period (as opposed a determination based on the number of weekdays), consistent with the methodology for determining the applicable vesting fraction set forth above in this Section 8.4. As to such methodology for determining the applicable vesting fraction in such circumstances, this paragraph controls as to any inconsistency with the Terms and Conditions applicable to such Prior LTI.

8.5
Effect of Change of Employer. For purposes of the LTI only, involuntary termination of employment will be deemed to occur on the date the Holder's employing company is no longer a member of the EIX controlled group of corporations as defined in Section 1563(a) of the Code, regardless of whether the Holder's employment continues with that entity or a successor entity outside of the EIX controlled group. A termination of employment will not be deemed to occur for purposes of the LTI if a Holder's employment by one EIX Company terminates but immediately thereafter the Holder is employed by another EIX Company.

9.    CHANGE IN CONTROL; EARLY TERMINATION OF LTI

Notwithstanding any other provision herein, in the event of a Change in Control of EIX (as defined in Section 9.6), the provisions of this Section 9 will apply.

9.1
EIX Options. In the event the EIX Options are to terminate pursuant to Section 7.2 of the Plan in connection with a Change in Control of EIX, then upon (or, as may be necessary to effect the acceleration, immediately prior to) the Change in Control of EIX the then-outstanding and unvested EIX Options will become fully vested; provided, however, that this automatic acceleration provision will not apply with respect to any EIX Options to the extent the Committee has made a provision for the substitution, assumption, exchange or other continuation of the EIX Options. In the event of such a termination where the Committee has not provided for a cash settlement of the EIX Options as described below, the Holder of each EIX Option that is to be so terminated will be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise such EIX Option in accordance with its terms before such termination (except that in no event will more than 10 days' notice of the accelerated vesting and impending termination be required). The Committee may provide, as to each EIX Option that is to be terminated in connection with a Change in Control of EIX, to settle the EIX Option by a cash payment to the Holder of such option based upon the distribution or consideration payable to the holders of the EIX Common Stock upon or in respect of such event, such cash payment to be made as soon as practicable for EIX after the Change in Control of EIX.

9.2
Performance Shares. In the event the Performance Shares are to terminate pursuant to Section 7.2 of the Plan in connection with a Change in Control of EIX, then the Performance Period for all outstanding Performance Shares will be shortened so that the Performance Period will be deemed to have ended on the last day prior to such Change in Control of EIX, and the Performance Shares that will vest and become payable will be determined in accordance with Section 4.2 (TSR Performance Shares) or 4.3 (EPS Performance Shares) based on such shortened Performance Period (and, with respect to the EPS Performance Shares, after giving effect to a proportionate adjustment by the Committee to the EIX EPS target established for the year in which the Change in Control of EIX occurs to pro-rate such target for the portion of such year elapsed through the last day prior to such Change in Control of EIX); provided, however, that this automatic acceleration provision will not apply with respect to any Performance Shares to the extent the Committee has made a provision for the substitution, assumption, exchange or other continuation of the Performance Shares. Any Performance Shares that become subject to a shortened Performance Period pursuant to this Section 9.2 shall be paid, to the extent such Performance Shares become vested and payable after giving effect to the first sentence of this Section 9.2, to the Holder in cash as soon as practicable for EIX (and in all events within 74 days ) after the date of the Change in Control of EIX, and any such Performance Shares that do not become vested and payable shall terminate for no value as of the date of the Change in Control of EIX.

9.3
Restricted Stock Units. This Section 9.3 applies to the Restricted Stock Units notwithstanding anything to the contrary in Section 7.2 of the Plan. The Committee may not exercise any discretion to change the payment date(s) of the Restricted Stock Units except as otherwise expressly provided in this Section 9.3 or as otherwise compliant with (so as to not result in any tax, penalty or interest under) Section 409A of the Code. The Restricted Stock Units may only be terminated in connection with a Change in Control of EIX to the extent the termination satisfies the requirements of Treasury Regulation Section 1.409A-3(j)4(ix) (Plan Terminations and Liquidations). In the event the Restricted Stock Units are to terminate in connection with such an event, then upon (or, as may be necessary to effect the acceleration, immediately prior to) the Change in Control of EIX, the then-outstanding and unvested Restricted Stock Units will become fully vested. In the event the Restricted Stock Units are not to be so terminated in connection with such an event, the Committee shall make provision for the substitution, assumption, exchange or other continuation of the Restricted Stock Units in a manner that is compliant with (and does not result in any tax, penalty or interest under) Section 409A of the Code and the Restricted Stock Units shall be paid at the first applicable time otherwise provided in these Terms.

9.4
Severance Plan Benefits. If a Holder is a participant in the EIX 2008 Executive Severance Plan (or any similar successor plan) and experiences a Qualifying Termination Event as defined in the EIX 2008 Executive Severance Plan (or a similar employment termination under a successor plan) associated with a Change in Control as defined in the EIX 2008 Executive Severance Plan (or any similar successor plan), then (i) the Holder's outstanding EIX Options will immediately vest, (ii) the Holder will have two years following the date of termination in which to exercise such EIX options if the Holder is a Senior Vice President or Executive Vice President (three years if the Holder is the Chief Executive Officer, General Counsel, or Chief Financial Officer of EIX, or the Chief Executive Officer or President of Southern California Edison Company), in each case subject to earlier termination at the end of the applicable option term or as provided in Section 9.1 above, (iii) any then outstanding Performance Shares shall be treated as provided for in Section 8.3(B) above, if the applicable performance period has not been shortened pursuant to Section 9.2 above, and (iv) any then outstanding Restricted Stock Units will immediately and fully vest, and will be paid as soon as practicable for EIX (and in all events within 90 days) following the date of the Holder's Separation from Service, if vesting had not otherwise been triggered by Section 9.3 above.

9.5
Other Acceleration Rules. Any acceleration of LTI pursuant to this Section 9 will comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Committee to occur within a limited period of time not greater than 30 days prior to the Change in Control of EIX. Without limiting the generality of the foregoing, the Committee may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of a LTI if the event giving rise to acceleration does not occur.

9.6
Definition of Change in Control of EIX. A “Change in Control of EIX” shall be deemed to have occurred as of the first day, after the date of grant, that any one or more of the following conditions shall have been satisfied:

(A)
Any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of EIX) becomes the Beneficial Owner, directly or indirectly, of securities of EIX representing thirty percent (30%) or more of the combined voting power of EIX's then outstanding securities. For purposes of this clause, “Person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, except that such term shall not include one or more underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from EIX with a view towards distribution; and the term “Beneficial Owner” shall mean as defined under Rule 13d-3 promulgated under the Exchange Act.

(B)	On any day after the date of grant (the “Reference Date”) Continuing Directors cease for any reason to constitute a majority of the Board. A director is a “Continuing Director” if he or she either:

(i)	was a member of the Board on the applicable Initial Date (an “Initial Director”); or

(ii)	was elected to the Board, or was nominated for election by EIX's shareholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office.
A member of the Board who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (b) above if his or her election, or nomination for election by EIX's shareholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office. For these purposes, “Initial Date” means the later of (A) the date of grant or (B) the date that is two (2) years before the Reference Date.

(C)
EIX is liquidated; all or substantially all of EIX's assets are sold in one or a series of related transactions; or EIX is merged, consolidated, or reorganized with or involving any other corporation, other than a merger, consolidation, or reorganization that results in the voting securities of EIX outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of EIX (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization. Notwithstanding the foregoing, a bankruptcy of EIX or a sale or spin-off of an affiliate of EIX (short of a dissolution of EIX or a liquidation of substantially all of EIX's assets, determined on an aggregate basis) will not constitute a Change in Control of EIX.

(D)	The consummation of such other transaction that the Board may, in its discretion in the circumstances, declare to be a Change in Control of EIX for purposes of the Plan.

10.    TAXES AND OTHER WITHHOLDING

Upon any exercise, vesting, payment or other taxable event with respect to any LTI, the Company shall have the right at its option to:

•
require the Holder (or the Holder's personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Company may be required to withhold with respect to such LTI event or payment; or

•
deduct from any amount otherwise payable in cash to the Holder (or the Holder's personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Company may be required to withhold with respect to such cash payment.

In the case of Performance Shares granted under the Plan with respect to any Performance Period ending on or after December 31, 2013, the required tax withholding will, except as provided below, be satisfied as if the portion of such Performance Shares payable in stock and the portion of such Performance Shares payable in cash were separately subject to tax withholding. With respect to the portion of the Performance Shares payable in stock, the applicable withholding obligation shall be satisfied by substituting a cash award for a number of shares of Common Stock otherwise issuable pursuant to the Performance Shares, rounded up to the next whole share for fractional shares and valued in a consistent manner at their fair market value as of the date of vesting, as is necessary to satisfy the applicable withholding obligation (and, for purposes of clarity, the withholding obligation applicable to the portion of the Performance Shares payable in stock shall not be satisfied by a reduction of the cash payable with respect to the Performance Shares payable in cash). With respect to the portion of the Performance Shares payable in cash, the applicable withholding obligation shall be deducted from the cash otherwise payable; provided, however, that if due to deferrals there is an insufficient amount of cash to satisfy the applicable withholding obligation, then the shortfall shall be satisfied as determined by the Company pursuant to the preceding paragraph. The preceding three sentences apply to newly-granted performance shares as well as to previously-granted and currently-outstanding performance shares, and such provision controls as to any inconsistency with the Terms and Conditions applicable to such previously-granted Performance Shares regarding such subject matter.
Except as otherwise provided in the preceding paragraph, to the extent that the payment of any LTI pursuant to exercise or vesting requires tax withholding and a sufficient amount of cash (not otherwise deferred) is not generated from the underlying transaction to satisfy such withholding obligations, EIX shall substitute a cash award for a number of shares of Common Stock otherwise issuable pursuant to the LTI, rounded up to the next whole share for fractional shares and valued in a consistent manner at their fair market value as of the date of such exercise or vesting (or, as to Restricted Stock Units the payment of which is delayed pursuant to Section 14.7, as of the first to occur of the date that is six (6) months after the Holder's Separation From Service or the date of the Holder's death), as is necessary to satisfy the minimum applicable withholding obligation in connection with such transaction to the extent that such withholding amount exceeds the amount of cash generated from the underlying transaction and not otherwise deferred.
Notwithstanding the foregoing, in no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law. If for any reason EIX cannot or elects not to satisfy such withholding obligations in such manner, or if a tax withholding obligation arises in any other circumstances, the Company shall have the right to satisfy such withholding obligations, or require the Holder to satisfy such withholding obligations, as otherwise provided above.
To the extent that the payment of any LTI pursuant to exercise or vesting requires Garnishment Payments by the Company, and a sufficient amount of cash is not generated by the underlying transaction to satisfy the Garnishment Payment obligations arising from such transaction, the Company shall substitute a cash award for a number of shares of Common Stock otherwise issuable pursuant to the LTI, rounded up to the next whole share for fractional shares and having a fair market value on the date of exercise or vesting equal to the amount required by any Garnishment, less any cash received and not deferred in connection with such transaction. For this purpose, “Garnishment” means garnishment orders, levies, and other assessments imposed by legal authority and “Garnishment Payments” means payments required by the Company pursuant to any such Garnishment.

11.	CONTINUED EMPLOYMENT

Nothing in the award certificate or these Terms will be deemed to confer on the Holder any right to continue in the employ of EIX, any of its subsidiaries, or any other entity or interfere in any way with the right of any of them to terminate his or her employment at any time.

12.	INSIDER TRADING; SECTION 16

12.1
Insider Trading. Each Holder shall comply with all EIX notice, trading and other policies regarding transactions in and involving EIX securities (including, without limitation, policies prohibiting insider trading).

12.2
Section 16. If an LTI is granted to a person who later becomes subject to the provisions of Section 16 of the Exchange Act (“Section 16”) in respect of EIX, the LTI will immediately and automatically become subject to the requirements of Rule 16b-3(d) and/or 16b-3(e) ( the “Rule”) and may not be exercised, transferred or (to the extent permitted by Section 409A of the Code without triggering any tax, penalty or interest thereunder) paid until the Rule has been satisfied. In its sole discretion, the Committee may take any action to assure compliance with the requirements of the Rule, including (to the extent permitted by Section 409A of the Code without triggering any tax, penalty or interest thereunder) withholding delivery to Holder (or any other person) of any security or of any other payment in any form until the requirements of the Rule have been satisfied. The Secretary of EIX may waive compliance with the requirements of the Rule if he or she determines the transaction to be exempt from the provisions of paragraph (b) of Section 16.

12.3
Notice of Disposition. The Holder agrees that if he or she should plan to dispose of any shares of stock acquired on the exercise or payment of LTI awards (including a disposition by sale, exchange, gift or transfer of legal title) and the Holder is a person who is required to preclear EIX securities transactions, the Holder will notify EIX prior to such disposition.

13.    AMENDMENT

The LTI are subject to the terms of the Plan, as it may be amended from time to time. EIX reserves the right to amend these Terms from time to time to the extent that EIX reasonably determines that the amendment is necessary or advisable to comply with applicable laws, rules or regulations or to preserve the intended tax consequences of the applicable LTI. The LTI may not otherwise be amended or terminated (by amendment to or of the Plan or otherwise) in any manner materially adverse to the rights of the Holder of the affected LTI without such Holder's consent.

14.	MISCELLANEOUS

14.1
Force and Effect. The various provisions herein are severable in their entirety. Any determination of invalidity or unenforceability of any one provision will have no effect on the continuing force and effect of the remaining provisions.

14.2	Governing Law. These Terms will be construed under the laws of the State of California.

14.3
Notice. Unless waived by EIX, any notice required under or relating to the LTI must be in writing, with postage prepaid, addressed to: Edison International, Attn: Corporate Secretary, P.O. Box 800, Rosemead, CA 91770.

14.4
Construction. These Terms shall be construed and interpreted to comply with Section 409A of the Code. Additionally, when any provision of this document refers to a date, including a date implied by the end of a specified period, and that date falls on a holiday or weekend, the date shall be deemed to be the immediately preceding business day on which the New York Stock Exchange is open, except that the last day of the Performance Period shall occur on December 31, 2015 and in no event shall the term of an EIX Option extend beyond its maximum 10-year term. Any determination of trading price or fair market value for purposes of these Terms shall be made consistent with the resolutions adopted by the EIX Board of Directors on July 19, 2001 entitled “Fair Market Value Measure for Equity-Based Awards.” EIX Options and Performance Shares are intended to qualify as performance-based compensation exempt from the deductibility limitations of Section 162(m) of the Code and these Terms shall be construed and interpreted consistent with that intent.

14.5
Transfer Representations. The Holder agrees that any securities acquired by him or her hereunder are being acquired for his or her own account for investment and not with a view to or for sale in connection with any distribution thereof and that he or she understands that such securities may not be sold, transferred, pledged, hypothecated, alienated, or otherwise assigned or disposed of without either registration under the Securities Act of 1933 or compliance with the exemption provided by Rule 144 or another applicable exemption under such act.

14.6	Award Not Funded. The Holder will have no right or claim to any specific funds, property or assets of the Companies as to any award of LTI.

14.7
Section 409A. Notwithstanding any provision of these Terms to the contrary, if the Holder is a “specified employee” as defined in Section 409A of the Code, the Holder shall not be entitled to any payment with respect to any LTI subject to Section 409A in connection with the Holder's Separation from Service until the earlier of (a) the date which is six (6) months after the Holder's Separation From Service for any reason other than the Holder's death, or (b) the date of the Holder's death. Any amounts otherwise payable to the Holder following the Holder's Separation From Service that are not so paid by reason of this Section 14.7 shall be paid as soon as practicable for EIX (and in all events within ninety (90) days) after the date that is six (6) months after the Holder's Separation From Service (or, if earlier, the date of the Holder's death). The provisions of this Section 14.7 shall only apply if, and to the extent, required to comply with Section 409A of the Code.

14.8
Claw-Back. Notwithstanding any provision of these Terms to the contrary, the LTI, as well as any shares of Common Stock, cash or other property that may be issued, delivered or paid in respect of the LTI, as well as any consideration that may be received in respect of a sale or other disposition of any such shares or property, shall be subject to any recoupment, “clawback” or similar provisions of applicable law, as well as any recoupment, “clawback” or similar policies of the Company that may be in effect from time to time.